Exhibit 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:
Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK Reports Strong 3rd Quarter 2008 Earnings Per Share of $1.65

Sales Rise 17 Percent to $1.1 Billion — Organic Sales Up 13 percent

Third Quarter Net Income Rises 14 Percent to $58 million

ATK Increases FY08 Full-Year EPS Guidance to Range of $6.25 - $6.35

ATK Establishes FY09 EPS Range of $7.10 - $7.30 — a 12-17 percent Increase Over Anticipated FY08 Results

FY09 Sales Expected to Reach Approximately $4.5 Billion

Minneapolis, January 31, 2008 — Alliant Techsystems (NYSE: ATK) reported today that earnings per share (EPS) in the third quarter of fiscal year 2008 (FY08), which ended on December 30, 2007, were $1.65.  EPS was up 16 percent compared to the prior-year quarter, excluding an 11-cent benefit recorded in the prior-year quarter due to the extension of the Federal research and development tax credit (see reconciliation table).

Sales in the quarter rose 17 percent to $1.1 billion.  Organic sales in the quarter were up 13 percent.  The company reported net income of $58 million, a 14 percent increase over the prior-year period, and continued margin improvements to 10.5 percent versus 10.2 percent in the prior year. Orders in the quarter were $670 million, bringing year-to-date orders to $4.3 billion compared to $2.4 billion at this time a year ago. The company continues to expect FY08 orders of approximately $6.0 billion.

“Our shareholders enjoyed another exceptional quarter and the company is well positioned to deliver the results they have come to expect — double digit EPS growth and strong organic sales growth,” said Dan Murphy, Chairman and CEO.  “Looking ahead to FY09, our strategy of affordable innovation for our customers will continue to deliver on these expectations.”

Earnings per share for the first nine months of FY08 rose 23 percent to $4.60 versus $3.74 in the prior year.  Sales for the first nine months rose 19 percent to slightly more than $3.0 billion compared to $2.56 billion in the prior year.  Net income was $162 million, a 25 percent increase over the prior-year period, and operating margins were 10.4 percent versus 9.9 in the prior year. Year-to-date free cash flow generated was $133 million compared to $106 million used in the prior year (see reconciliation table).  The improvement in free cash flow reflects the company’s prior-year decision to prefund its pension plan, and increased profitability in the current year.

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the year to date and third quarter ending December 30, 2007 (in thousands).

External Sales:

	Quarters Ended				Nine Months Ended
	December 30, 2007	December 31, 2006	$ Change	% Change	December 30, 2007	December 31, 2006	$ Change	% Change

ATK Ammunition Systems	$381,313	$330,549	$50,764	15.4%	$1,071,512	$900,136	$171,376	19.0%
ATK Launch Systems	307,758	273,779	33,979	12.4%	931,074	800,637	130,437	16.3%
ATK Mission Systems	365,794	299,475	66,319	22.1%	1,039,996	855,898	184,098	21.5%
Total external sales	$1,054,865	$903,803	$151,062	16.7%	$3,042,582	$2,556,671	$458,911	19.0%

Income before Interest, Income Taxes, and Minority Interest (Operating Profit):

	Quarters Ended				Nine Months Ended
	December 30, 2007	December 31, 2006	$ Change	% Change	December 30, 2007	December 31, 2006	$ Change	% Change

ATK Ammunition Systems	$37,261	$32,536	$4,725	14.5%	$98,320	$78,550	$19,770	25.2%
ATK Launch Systems	43,317	34,611	8,706	25.2%	131,469	107,684	23,785	22.1%
ATK Mission Systems	36,666	30,054	6,612	22.0%	105,171	83,545	21,626	25.9%
Corporate	(6,688)	(4,775)	(1,913)		(17,825)	(16,056)	(1,769)
Total	$110,556	$92,426	$18,130	19.6%	$317,135	$253,723	$63,412	25.0%

SEGMENT RESULTS

ATK operates three principal business groups: Ammunition Systems; Launch Systems; and Mission Systems.

ATK AMMUNITION SYSTEMS

Sales in the Ammunition Systems group increased by 15 percent to $381 million compared to $331 million in the prior-year quarter.  The increase reflects strong sales growth in the company’s civil ammunition and medium-caliber systems businesses.

Earnings before interest, taxes, and minority interest (operating profit) rose 15 percent to $37 million from $33 million in the prior-year quarter, reflecting higher sales and lower pension expenses.  For the full-year, ATK continues to expect margins in the Ammunition Systems group in the mid-nine percent range.

ATK LAUNCH SYSTEMS

Sales in the Launch Systems group rose 12 percent to $308 million compared to $274 million in the prior-year quarter.  The increase reflects higher sales in the first-stage and launch abort systems of the Ares I program.  These were partially offset by anticipated lower sales in strategic missile programs.

Operating profit in the Launch Systems group rose by 25 percent to $43 million from $35 million in the prior-year quarter.  The increase reflects higher sales on the Ares I program, the previously-forecasted, favorable resolution of certain prior-year overhead rate matters, and lower pension expenses.  ATK continues to expect margins for the full year in the Launch Systems group to approach 14 percent.

ATK MISSION SYSTEMS

Sales in the Mission Systems group rose 22 percent to $366 million from $299 million in the prior-year quarter.  Organic sales rose 10 percent, driven by the strength of sales in defense electronics, the Ares I Attitude Control Motor, and satellite subsystems.  Sales from the acquisition of Swales Aerospace added $38 million to revenue.

Operating profit increased 22 percent to $37 million from $30 million in the prior-year quarter.   The increase reflects higher sales (both organic and from the Swales acquisition), improved margins in defense electronics, and lower pension expenses.  ATK continues to expect full-year margins in the Mission Systems group of approximately 10 percent.

CORPORATE AND OTHER

In the third quarter, corporate and other expenses totaled $6.7 million compared to $4.8 million in the prior-year period.

OUTLOOK

Based on continued strength in all three business groups and increasing visibility into the company’s full-year performance, ATK is raising its full-year FY08 EPS guidance to a range of $6.25 - $6.35.  The company’s previous guidance was a range of $6.20 - $6.30.  The company continues to expect full-year sales in excess of $4.1 billion.

For the year, the company continues to expect an average share count of approximately 35.5 million shares.  The effective tax rate for the year is expected to be approximately 36 percent while pension expenses are expected to be approximately $50 million.   ATK continues to expect full-year free-cash flow of approximately $260 million which includes capital expenditures approaching $100 million (see reconciliation table for details).

ATK is establishing FY09 guidance for EPS, sales and free cash flow.  The company expects FY09 EPS in the range of $7.10 - $7.30, a 12-17 percent increase over anticipated FY08 performance and in line with the company’s commitment to double-digit EPS growth.  The company also expects to generate sales of approximately $4.5 billion, in line with organic growth expectations of 8 -10 percent.  ATK expects to generate free cash flow of approximately $260 million (see reconciliation table for details).

The FY08 and FY09 guidance the company is issuing today does not include any revenue, EBIT or free cash flow from the company’s previously announced acquisition of MDA’s space businesses.  The company expects the transaction to close in the first quarter of FY09, be neutral to EPS during the year, and accretive thereafter.

Reconciliation of Non-GAAP Financial Measures

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures. ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchase, and acquisitions after making the capital investments required to support ongoing business operations. ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Nine Months Ended December 31, 2006	Nine Months Ended December 30, 2007	Projected Year Ending March 31, 2008	Projected Year Ending March 31, 2009
	(in thousands)	(in thousands)	(in thousands)	(in thousands)
Cash (used for) provided by operating activities	$(52,701)	$197,315	$360,000	$370,000
Capital expenditures	(52,990)	(63,959)	(100,000)	(110,000)
Free cash flow	$(105,691)	$133,356	$260,000	$260,000

Adjusted Non-GAAP Net Income

Adjusted non-GAAP net income is defined as net income adjusted for the income tax benefit for prior periods as a result of R&D tax credit extension.  ATK management believes adjusted non-GAAP net income provides investors with an important perspective on the results of ATK’s earnings.

	Quarter Ended December 31, 2006		Quarter Ended December 30, 2007		Per share increase
	Dollars (in thousands)	Per share	Dollars (in thousands)	Per share
GAAP net income	$51,230	$1.53	$58,330	$1.65
Income tax benefit for prior periods as a result of the R&D tax credit extension	(3,856)	(0.11)	—	—
Adjusted Non-GAAP net income	$47,374	$1.42	$58,330	$1.65	16%

ATK is an advanced weapon and space systems company with annual revenues in excess of $4.1 billion that employs approximately 17,000 people in 21 states.   News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: assumptions relating to the closing of the recently announced acquisition of MDA’s Information Systems and Geospatial Services businesses including the timing of the transaction, financing, and transaction costs; delays in NASA’s human-rated launch programs; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

(In thousands except per share data)	QUARTERS ENDED		NINE MONTHS ENDED
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006

Sales	$1,054,865	$903,803	$3,042,582	$2,556,671
Cost of sales	842,201	732,674	2,439,359	2,067,718
Gross profit	212,664	171,129	603,223	488,953
Operating expenses:
Research and development	14,360	13,461	44,368	39,012
Selling	31,639	20,609	92,430	69,391
General and administrative	56,109	44,633	149,290	126,827
Total operating expenses	102,108	78,703	286,088	235,230
Income before interest, income taxes, and minority interest	110,556	92,426	317,135	253,723
Interest expense	(18,659)	(19,555)	(64,011)	(54,241)
Interest income	306	199	1,006	743
Income before income taxes and minority interest	92,203	73,070	254,130	200,225
Income tax provision	33,716	21,734	91,800	69,871
Income before minority interest	58,487	51,336	162,330	130,354
Minority interest, net of income taxes	157	106	421	324
Net income	$58,330	$51,230	$161,909	$130,030

Earnings per common share:
Basic	$1.79	$1.55	$4.91	$3.81
Diluted	1.65	1.53	4.60	3.74

Average number of common shares	32,626	32,953	32,980	34,169
Average number of common and dilutive shares	35,434	33,556	35,205	34,749

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	December 30, 2007	March 31, 2007
Assets
Current assets:
Cash and cash equivalents	$26,663	$16,093
Net receivables	838,872	733,304
Net inventories	226,515	170,602
Deferred income tax assets	61,842	75,333
Other current assets	31,558	33,686
Total current assets	1,185,450	1,029,018
Net property, plant, and equipment	468,332	454,748
Goodwill	1,236,350	1,163,186
Prepaid and intangible pension assets	58,230	27,998
Deferred charges and other non-current assets	191,985	199,732
Total assets	$3,140,347	$2,874,682
Liabilities and Stockholders’ Equity
Current liabilities:
Cash overdrafts	$32,220
Current portion of long-term debt	480,000
Accounts payable	165,078	$153,572
Contract advances and allowances	79,597	80,904
Accrued compensation	116,326	123,696
Accrued income taxes	27,146	11,791
Other accrued liabilities	168,204	133,309
Total current liabilities	1,068,571	503,272
Long-term debt	999,000	1,455,000
Deferred income tax liabilities	51,072	22,278
Postretirement and postemployment benefits liabilities	155,465	163,709
Accrued pension liability	65,816	89,383
Other long-term liabilities	102,104	83,159
Total liabilities	2,442,028	2,316,801
Contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 32,734,373 shares at
December 30, 2007 and 33,075,268 at March 31, 2007	327	331
Additional paid-in-capital	459,463	477,554
Retained earnings	1,255,485	1,112,649
Accumulated other comprehensive loss	(359,556)	(424,075)
Common stock in treasury, at cost, 8,820,688 shares held at
December 30, 2007 and 8,479,793 at March 31, 2007	(657,400)	(608,578)
Total stockholders’ equity	698,319	557,881
Total liabilities and stockholders’ equity	$3,140,347	$2,874,682

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASHFLOWS

(In thousands)	NINE MONTHS ENDED
	December 30, 2007	December 31, 2006
Operating activities
Net income	$161,909	$130,030
Adjustments to net income to arrive at cash provided by (used for) operating activities:
Depreciation	52,988	51,347
Amortization of intangible assets	4,420	5,537
Amortization of deferred financing costs	3,145	2,814
Write-off of debt issuance costs associated with convertible notes	5,600	—
Deferred income taxes	4,858	53,184
Loss on disposal of property	2,433	124
Minority interest, net of income taxes	421	324
Share-based plans expense	17,751	27,268
Excess tax benefits from share-based plans	(8,836)	(2,114)
Changes in assets and liabilities:
Net receivables	(67,411)	(63,346)
Net inventories	(53,755)	(37,928)
Accounts payable	4,537	(13,906)
Contract advances and allowances	(1,307)	26,715
Accrued compensation	(33,055)	(14,219)
Accrued income taxes	50,378	13,336
Pension and other postretirement benefits	26,218	(272,657)
Other assets and liabilities	27,021	40,790
Cash provided by (used for) operating activities	197,315	(52,701)
Investing activities
Capital expenditures	(63,959)	(52,990)
Acquisition of business	(101,195)	—
Proceeds from the disposition of property, plant, and equipment	292	572
Cash used for investing activities	(164,862)	(52,418)
Financing activities
Change in cash overdrafts	32,220	(61,496)
Net borrowings on line of credit	24,000	125,000
Payments made on bank debt	—	(20,250)
Payments made to extinguish debt	—	(2,596)
Proceeds from issuance of long-term debt	—	300,000
Purchase of call options	—	(50,850)
Sale of warrants	—	23,220
Payments made for debt issue costs	(102)	(7,478)
Net purchase of treasury shares	(100,068)	(208,027)
Proceeds from employee stock compensation plans	13,231	15,067
Excess tax benefits from share-based plans	8,836	2,114
Cash (used for) provided by financing activities	(21,883)	114,704
Increase in cash and cash equivalents	10,570	9,585
Cash and cash equivalents - beginning of period	16,093	9,090
Cash and cash equivalents - end of period	$26,663	$18,675